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CUSIP No. 461120 10 7             SCHEDULE 13D              Page 9 of 13
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                                                                       EXHIBIT 6
                           Liberation Investments L.P.
                         c/o Libra Securities Group, LLC
                         11766 Wilshire Blvd, Suite #870
                              Los Angeles, CA 90025

                           Liberation Investments Ltd.
                                Corporate Center
                                  West Bay Road
                               P.O. Box 31106 SMB
                          Grand Cayman, Cayman Islands



September 10, 2003


BY FAX AND OVERNIGHT COURIER
----------------------------


Mr. Brian E. Levy
President and Chief Executive Officer
InterTAN, Inc.
279 Bayview Drive
Barrie, Ontario  L4M 4W5

Dear Brian:

Thank you for your letter dated September 5, 2003. We welcome the opportunity to meet with you to discuss the Company's continuing efforts regarding a possible sale of the Company or conversion to a Canadian Income Trust. In addition to senior management and your outside advisors, we believe the members of the board of directors should also participate in the meeting. In our view, the Company's stock has underperformed over the last four to five years and we firmly believe it is time for the Board to pursue a new strategy for maximizing shareholder value.

We have reviewed the publicly available information regarding the Company and are familiar with the current and proposed tax implications and change of control issues relating to a possible conversion to a Canadian Income Trust. We are confident that during our discussions we, our board nominees and our advisors will be able to make constructive suggestions after hearing the Company's presentation. Both of our nominees are distinguished business

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professionals with strong financial backgrounds who have extensive experience negotiating extraordinary transactions such as the sale of a business. In that regard, we understand from an analyst communication, which summarized a discussion the analyst had with the Company's Chairman, that conversion to a Canadian Income Trust may trigger a tax under pending U.S. legislation. We are prepared, if necessary, to discuss with you and your advisors approaches to creating a Canadian Income Trust with minimal tax leakage.

At our meeting, we do not believe it will be necessary for the Company to share any non-public information with us and we are not interested in receiving any such information. Moreover, given our intention to present stockholders with an alternative choice for the election of directors at the upcoming annual meeting, we believe it is in the best interest of all stockholders, and necessary for them to make an informed voting decision, for all material information regarding the Company's financial strategy to be disclosed to all stockholders. We do not believe it is appropriate to disclose material non-public information to us and ask us to sign a confidentiality agreement which would prohibit our fellow stockholders from having the same information.

To the extent that any material, non-public information is disclosed to us at our meeting, we would expect that it will be promptly disclosed to all stockholders. Similarly, should we proceed with a proxy solicitation in opposition to management, we reserve the right to use any information disclosed or matter discussed at our meeting in connection with the proxy solicitation.

Further to your invitation, we, our board nominees and our advisors are available to meet at the Company's offices at a mutually convenient time during the week of September 22, 2003.

We look forward to meeting with you and your senior management team to discuss ways to maximize value for all InterTAN stockholders.

Very truly yours,

Liberation Investments L.P.

By: /s/ Emanuel R. Pearlman
    ----------------------------

Liberation Investments Ltd.

By: /s/ Emanuel R. Pearlman
    ----------------------------


cc:   Scott M. Freeman, Esq.
      Dennis J. Block, Esq.